Exhibit 2.1

ASSET PURCHASE AGREEMENT

Among

PCTEL, Inc.

And

NEXGEN WIRELESS, INC.

BHUMIKA THAKKAR 2012 IRREVOCABLE TRUST NUMBER ONE

BHUMIKA THAKKAR 2012 IRREVOCABLE TRUST NUMBER TWO

JIGAR THAKKAR

BHUMIKA THAKKAR

PCTEL CONFIDENTIAL and PROPRIETARY INFORMATION

i

5.20	Permits and Licenses; Consents and Approvals	24
5.21	Transferred Contracts; Customers and Suppliers	24
5.22	Brokers or Finders; Third Party Expenses; Other Expenses	25
5.23	Insurance; Certificates of Insurance	25
5.24	Disclosure	25

ARTICLE VI:	REPRESENTATIONS AND WARRANTIES OF THE BUYER	25

6.1	Organization	25
6.2	Authorization of Transaction	26
6.3	No Violation	26
6.4	Brokers or Finders	26
6.5	Litigation	26

ARTICLE VII:	CONDITIONS TO OBLIGATION TO CLOSE	26

7.1	Conditions to Obligation of Buyer	26
7.2	Conditions to Obligation of Seller	28

ARTICLE VIII:	ADDITIONAL AGREEMENTS AND POST-CLOSING COVENANTS	28

8.1	Confidential information	28
8.2	Non-Competition	29
8.3	Acknowledgments	30
8.4	Payments of Accounts Receivable	30
8.5	Notification of Certain Matters	30
8.6	Reasonable Efforts; Further Assurances, Cooperation	30
8.7	Consents	31
8.8	Purchase Price Allocation	31
8.9	Restriction Regarding Shareholder Trusts	31
8.10	Preservation of Books and Records	31
8.11	Bulk Sales Law	32
8.12	Accrued Sick and Vacation Days	32
8.13	Assignment of BCBS Plans	32

ARTICLE IX:	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION AND ESCROW	32

9.1	Survival of Representations and Warranties	32
9.2	Indemnification by Seller	32
9.3	Indemnification by Buyer	33
9.4	Escrow Arrangements; Claims for Indemnification	33
9.5	Survival of Representations; Indemnity Periods	36
9.6	Purchase Price Adjustments	37
9.7	Exclusive Remedies	37
9.8	Mitigation of Damages	37

ARTICLE X:	EARN-OUT ARRANGEMENTS	37

10.1	Earn-Out Payment	37
10.2	Earn-Out Period and Amount	37
10.3	Delivery of Earn-Out Statement and Earn-Out Consideration	38
10.4	Notice of Earn-Out Dispute	38
10.5	Earn-Out Dispute Resolution	38
10.6	Operation of the Business	38
10.7	Acceleration	39
10.8	No Reallocation	39

ARTICLE XI:	GENERAL PROVISIONS	39

11.1	Expenses	39
11.2	Notices	39
11.3	Further Assurances	40
11.4	Waiver; Remedies Cumulative	40
11.5	Relationship	40
11.6	Assignment, Successors and No Third-Party Rights	40
11.7	Severability	40
11.8	Construction; Legal Representation of the Parties	41
11.9	Governing Law; Forum	41
11.10	Dispute Resolution	41
11.11	Execution of Agreement	41
11.12	Entire Agreement and Modification	41
11.13	Preservation of Electronic Materials	42
11.14	Public Announcements	42
11.15	Incorporation of Exhibits and Schedules	42

Exhibit A -	Transition Services Agreement
Exhibit B -	Escrow Agreement
Exhibit C -	General Assignment and Bill of Sale
Exhibit D -	Press Release

SCHEDULES

Schedule 2.1(a) – Tangible Personal Property
Schedule 2.1(b) – Real Property
Schedule 2.1(c) – Accounts Receivable
Schedule 2.1(d) – Contracts
Schedule 2.1(e) – Licenses, Permits and Approvals
Schedule 2.1(f) – Intellectual Property
Schedule 2.1(i) – Motor Vehicles
Schedule 2.1(j) – Projects in Progress
Schedule 2.2(i) – Excluded Contracts
Schedule 2.2(l) – Other Excluded Assets
Schedule 3.1(a) – Assumed Liabilities
Schedule 3.2(i) – Excluded Software Liabilities
Schedule 4.1(a) – Flow of Funds
Schedule 5.1(a) – Jurisdictions
Schedule 5.1(b) – Trust Documents
Schedule 5.2 – Capitalization
Schedule 5.4 – Conflicts
Schedule 5.5 – Financial Statements
Schedule 5.8 – Title to Purchased Assets
Schedule 5.12 – Liabilities
Schedule 5.13 – Recent Activities/ Material Adverse Effect
Schedule 5.14 – Legal Compliance
Schedule 5.16(h) – Third Party Software
Schedule 5.16(k) – Transferred Agreements
Schedule 5.16(o) – Restrictions on Purchased Assets
Schedule 5.16(p) – Open Source Software
Schedule 5.16(s) – Fees, Royalties or Payments
Schedule 5.16(u) – Certifications
Schedule 5.17 – Litigation
Schedule 5.18(a) – Benefits Plans
Schedule 5.18(f) – Benefits/Liabilities Resulting From Transaction
Schedule 5.18(h) – Employees Electing COBRA
Schedule 5.18(j) – Nonqualified Deferred Compensation Plan
Schedule 5.19 – Employees/Independent Contractors
Schedule 5.20 – Permits and Licenses; Consents and Approvals
Schedule 5.21 – Transferred Contracts; Customers and Suppliers
Schedule 5.22 – Brokers or Finders; Third Party Expenses; Other Expenses
Schedule 5.23 – Insurance Policies; Certificates of Insurance

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of February 27, 2015 (the “Effective Date”), by and among PCTEL, Inc., a Delaware corporation (“Buyer”); Nexgen Wireless, Inc., an Illinois corporation (“Seller”); Bhumika Thakkar 2012 Irrevocable Trust Number One, Bhumika Thakkar 2012 Irrevocable Trust Number Two, and Jigar Thakkar (collectively, the “Shareholders”), and Bhumika Thakkar (collectively with Seller and Shareholders, “the Seller Parties”). Buyer, Seller and the Seller Parties are referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Seller is a leading provider of engineering services and cloud-based software products (including the Meridian suite of software) which address the design, measurement, monitoring, optimization and management of wireless networks (the “Business”);

WHEREAS, Shareholders own all of the issued and outstanding equity interests of Seller and all the Seller Parties will receive a substantial benefit as a result of the transactions contemplated by this Agreement and the documents executed in connection herewith;

WHEREAS, upon and subject to the terms and conditions set forth herein, Seller desires to sell to Buyer and Buyer desires to purchase or otherwise acquire from Seller, substantially all of Seller’s assets related to the Business and certain rights and operations related thereto, except as may be otherwise specified in this Agreement;

WHEREAS, a portion of the consideration otherwise payable by Buyer to Seller shall be maintained in an escrow fund as partial security for the indemnification and other obligations set forth in this Agreement; and

WHEREAS, the Parties will enter into a Transition Services Agreement (the “TSA”), in the form attached hereto as Exhibit A, together with other Ancillary Agreements (as defined below) to be effective as of the Closing Date;

NOW, THEREFORE, in consideration of the covenants, representations, warranties, and mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I: DEFINITIONS AND USAGE

1.1 Definitions. The following capitalized terms have the meanings set forth below:

“Accounts Payable and Accrued Liabilities” means the amounts owed to vendors and employees as of the Closing Date in connection with goods and services provided to the Business that have been billed or accrued but not yet paid, as determined in accordance with GAAP.

“ACA” has the meaning set forth in Section 5.18(k).

“Accounts Receivable” means the amounts to be collected for services performed and billed relating to the Business as of the Closing Date determined in accordance with GAAP.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning set forth in the introductory paragraph of this instrument.

“Allocation Schedule” has the meaning set forth in Section 8.8.

“Analytics Group” has the meaning set forth in Section 10.2(b).

“Ancillary Agreements” means the TSA, the Escrow Agreement, and the General Assignment and Bill of Sale.

“Assumed Liabilities” has the meaning set forth in Section 3.1(a).

“Audited Financial Statements” has the meaning set forth in Section 5.5.

“Award Amount” has the meaning set forth in Section 9.4(e)(ii).

“Benefit Plans” has the meaning set forth in Section 5.18(a).

“BCBS Plans” means Seller’s Blue Advantage HMO NHHB106, BluePrint PPO NPP93426, BlueEdge HSA NPSE3A05-PPO, Bluecare DHMO 730, and Bluecare Free DLUF23, each as provided by Blue Cross Blue Shield, plans.

“Books and Records” has the meaning set forth in Section 2.1(h).

“Business” has the meaning set forth in the Recitals.

“Buyer” has the meaning set forth in the introduction of this Agreement.

“Buyer Indemnitees” has the meaning set forth in Section 9.2.

“Cap” has the meaning set forth in Section 9.2.

“Cause” has the meaning assigned thereto in that certain Management Retention Agreement dated as of the Closing Date between Mr. John Thakkar and Buyer.

“Change of Control” has the meaning assigned thereto in that certain Management Retention Agreement dated as of the Closing Date between Mr. John Thakkar and Buyer.

“Claim Notice” means a certificate signed by any officer or other authorized representative of an Indemnified Party stating that an Indemnified Party has paid, sustained or incurred, or reasonably expects that it will have to pay, sustain or incur Damages and (i)

providing the amount of any Damages actually paid, sustained or incurred, specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid, sustained or incurred, and the nature of the breach of representation, warranty or covenant or other indemnity to which such item is related or (ii) providing an estimate of any Damages reasonably expected to be paid, sustained or incurred, specifying in reasonable detail the individual items of Damages included in the amount so stated, the basis for such expected liability and the estimation thereof, and the nature of the breach of representation, warranty or covenant or other indemnity to which such item is related. For the avoidance of doubt, estimated Damages shall only be provided to preserve claims that would otherwise expire and to determine any amounts of unresolved Damages to be retained in the Escrow Fund following the Expiration Date pursuant to Section 9.4(b) to satisfy any unsatisfied claims.

“Confidential Information” means confidential and proprietary information concerning Seller and the Business, or the Buyer’s business, including information relating to financial statements, clients, customers, potential clients or customers, employees, suppliers, equipment, designs, drawings, programs, strategies, analyses, profit margins, sales, methods of operation, plans, products, technologies (including proprietary software), materials, trade secrets, strategies, prospects or other proprietary information.

“Closing” has the meaning set forth in Section 4.2.

“Closing Date” has the meaning set forth in Section 4.2.

“Closing Statement” has the meaning set forth in Section 4.4(a).

“COBRA” has the meaning set forth in Section 5.18(b).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consent” means any consent, waiver, approval, authorization, exemption, registration, license or declaration of or by any Person or any Government Body, or expiration or termination of any applicable waiting period under any Law, required with respect to any Party in connection with (i) the execution and delivery of this Agreement or any of the Ancillary Agreements, or (ii) the consummation of any of the transactions provided for hereby or thereby.

“Damages” means all liabilities, losses, fines, penalties, damages, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses), sustained or incurred, whether or not involving a third party claim.

“Disability” has the meaning set forth in that certain Management Retention Agreement dated as of the Closing Date between Mr. John Thakkar and Buyer.

“Earn-Out Consideration” has the meaning set forth in Section 10.1.

“Earn-Out Dispute Notice” has the meaning set forth in Section 10.4.

“Earn-Out Period” has the meaning set forth in Section 10.2(a).

“Earn-Out Statement” has the meaning set forth in Section 10.3.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate” means any Person that, together with Seller or any of its subsidiaries, would be treated as a single employer under Section 414 of the Code.

“Escrow Agent” means JPMorgan Chase Bank N.A..

“Escrow Agreement” means the Escrow Agreement substantially in the form attached as Exhibit B.

“Escrow Fund” has the meaning set forth in Section 9.4(a).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2(i).

“Excluded Liabilities” has the meaning set forth in Section 3.1(b).

“Expiration Date” has the meaning set forth in Section 9.4(b).

“Financial Statements” has the meaning set forth in Section 5.5.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“General Assignment and Bill of Sale” has the meaning set forth in Section 7.1(e).

“Governmental Body” means any court, administrative agency or commission or other federal, state, county or local governmental agency, department, commission, authority or body.

“Indemnified Party” has the meaning set forth in Section 9.4(c).

“Indemnifying Party” has the meaning set forth in Section 9.4(c).

“Independent Accountant” has the meaning set forth in Section 4.4(c).

“Intellectual Property Rights” means any or all of the following items insofar as they relate to the Purchased Assets: (i) all United States and foreign patents and utility models and applications therefore (including provisional applications) and all reissues, divisions, renewals, extensions, provisional patents, continuations and continuations in part thereof (collectively, “Patents”); (ii) all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology, and all documentation therefore; (iii) all works of authorship, copyrights (registered or otherwise), mask works, copyright and mask work registrations and applications and all other rights corresponding thereto throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Copyrights”); (iv) all industrial designs and any registrations and applications therefore; (v) all trade names, logos, trademarks and service marks, whether or not registered, including all common law rights, and trademark and service mark registrations and applications, including but not limited to all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by international treaties or conventions (collectively, “Trademarks”); (vi) all databases and data collections (including knowledge databases, customer lists and customer databases) used by Seller as of the Closing Date in connection with the Purchased Assets; (vii) all rights in Software and Technology; (viii) all rights to Uniform Resource Locators, Web site addresses and internet domain names (collectively, “Domain Names”); (ix) rights in all moral and economic rights of authors and inventors, however denominated; and (x) any similar, corresponding or equivalent rights to any of the foregoing or in or related to any Technology.

“Interim Balance Sheet” means Seller’s balance sheet at January 31, 2015.

“Interim Financial Statements” has the meaning set forth in Section 5.5.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Jigar Thakkar, and information that Jigar Thakkar should have known after reasonable inquiry.

“Law” or “Laws” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principal of common law, regulation, statute, or treaty.

“Leased Office Premises” means those premises located at 1701 East Woodfield Road, Suite 600, Schaumburg, IL 60173.

“Liabilities” means any liability, duty or obligation of any kind or nature whatsoever, however designated, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, incurred or consequential, due or to become due, including any liability for Taxes, and whether or not of a kind required to be set forth on a financial statement by United States generally accepted accounting principles.

“Material Adverse Effect” means any change, event, circumstance, fact, condition, or effect, individually or when aggregated with other such changes, events, circumstances, facts, conditions, or effects, that is materially adverse to the Business, assets (whether tangible or intangible), liabilities, financial condition, or results of operations of such entity, taken as a whole, provided, that none of the following shall, be deemed, either alone or in combination, to constitute, and no fact, condition, change, circumstance, event or effect arising directly from any of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect: (a) changes in general economic or political conditions or the financing or capital markets in general; (b) changes affecting generally the wireless telecommunications industry; (c) changes in applicable Law; (d) any acts of terrorism, military action or war (whether or not declared); (e) the negotiation, execution or the announcement of the transactions contemplated by this Agreement or the Ancillary Agreements; or (f) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Net Working Capital” means (a) Accounts Receivable acquired by Buyer pursuant to Section 2.1(c) and Work-In-Process, less (b) the Accounts Payable and Accrued Liabilities assumed by the Buyer pursuant to Section 3.1, at the Closing Date.

“Net Working Capital Target Lower Limit” means Net Working Capital of $3,650,000 at the Closing Date.

“Net Working Capital Target Upper Limit” means Net Working Capital of $4,050,000 at the Closing Date.

“Notice of Disagreement” has the meaning set forth in Section 4.4(c).

“Object Code” means computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Objection Notice” has the meaning set forth in Section 9.4(d).

“Objection Period” has the meaning set forth in Section 4.4(c).

“Open Source” has the meaning set forth in Section 5.16(p).

“OSHA” has the meaning set forth in Section 5.19(v).

“Other Leased Premises” means that certain apartment located at Apartment Number 73, Waterside Drive, Little Ferry, NJ 07643 leased to Ayman Shehata pursuant to that certain Apartment Lease dated June 27, 2014 between Waterside Plaza Associates, as Landlord, and Ayman Shehata, which is co-signed by Seller.

“Parties” has the meaning set forth in the introductory paragraph of this Agreement.

“Permitted Encumbrances” means (i) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty; (ii) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other liens imposed by Law for amounts not yet due and which amounts are recorded on the Financial Statements; (iii) inchoate Liens incurred or deposits made in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security securing obligations which are not delinquent; and (iv) defects or imperfections of title, easements, covenants, rights-of-way, restrictions and other similar charges or encumbrances relating to the Leased Office Premises or the Other Leased Premises not materially interfering with the ordinary conduct of business.

“Person” means an individual, partnership, firm, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, or governmental entity (or any department, agency, or political subdivision thereof).

“Post-Closing Adjustment” has the meaning set forth in Section 4.4(b).

“Products” means products marketed, sold, licensed, provided or distributed by Seller, as detailed on Schedule 1.1 and refers also to all User Documentation and other technical documentation.

“Purchase Price” has the meaning set forth in Section 4.1.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Qualified Plan” means any Employee Benefit Plan that meets, purports to meet, or is intended to meet the requirements of Code Section 401(a).

“Registered IP” shall mean all United States, international and other foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Domain Names; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Indemnitees” has the meaning set forth in Section 9.3.

“Seller Parties” has the meaning set forth in the introductory paragraph of this Agreement.

“Shareholders” has the meaning set forth in the introductory paragraph of this Agreement.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all User Documentation, including user manuals and training materials, relating to any of the foregoing, in each case used in connection with the Purchased Assets.

“Source Code” means computer software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Survival Date” has the meaning set forth in Section 9.5.

“Tax” means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body.

“Technology” means all tangible items related to, constituting, disclosing or embodying technology, information, know how, show how, techniques, design rules, trade secrets, inventions (whether or not patented or patentable), algorithms, routines, models, and methodologies, software, computer programs (whether Source Code or Object Code), files, databases, compilations, including any and all data and collections of data, works of authorship, processes, prototypes, schematics, netlists, test methodologies, development work and tools and all User Documentation, in each case used in connection with the Purchased Assets.

“Third Party Claim” has the meaning set forth in Section 9.4(f).

“Transferred Contracts” means those contracts and other agreements related to the Business to which Seller is a party, including purchase orders, all of which are described on Schedule 2.1(d) hereto, and all contracts and agreements that become Transferred Contracts following the Closing Date, except in each case Excluded Contracts.

“Transferred IP” means all Intellectual Property Rights owned by Seller existing as of the Closing and primarily related to or used in, or necessary for, the Business, any Purchased Assets or Transferred Technology (including all Intellectual Property Rights owned or transferable by Seller and the right to assign, transfer, license or amend any Transferred IP), including, without limitation, all Intellectual Property Rights listed or described on Schedule 2.1(f) and all rights to recover past, present and future damages for infringement or misappropriation of such Intellectual Property Rights.

“Transferred Technology” means all Technology existing as of the Closing and primarily related to or used in connection with the Business, including all Technology owned by or held in the name of Seller related to the Business or otherwise leased, licensed or transferable by Seller.

“Transition Services Agreement” or “TSA” has the meaning set forth in the Recitals.

“Threshold” has the meaning set forth in Section 9.2.

“User Documentation” means explanatory and informational materials concerning the Products or the Software, in printed or electronic format, which Seller has released for distribution to end users with such Products or Software, which may include manuals, descriptions, user and/or installation instructions, diagrams, printouts, listings, flow-charts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine readable form.

“Voluntary Termination for Good Reason” has the meaning set forth in that certain Management Retention Agreement dated as of the Closing Date between Mr. John Thakkar and Buyer.

“Work-In-Process” means the cost of direct payroll expense and related payroll taxes, materials, and directly related travel expenses, for services performed by Seller for its customers in connection with the Business without a purchase order prior to and including the Closing Date that are invoiced subsequent to the Closing Date; provided the amount thereof shall not exceed the amount that is subsequently counted as an Account Receivable in accordance with GAAP.

ARTICLE II: PURCHASE AND SALE OF ASSETS

2.1 Agreement to Purchase and Sell. On the terms and subject to the conditions contained in this Agreement, at the Closing, the Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, free and clear of any liens and encumbrances of any kind or nature other than Permitted Encumbrances, all of Seller’s right, title and interest in and to all of Seller’s property and assets, tangible and intangible, of every kind and description, wherever located, that belong to Seller and relate to the Business, other than the Excluded Assets as described and set forth below in Section 2.2. All of the property and assets to be transferred to Buyer hereunder are referred to collectively as the “Purchased Assets.”

Without limiting the generality of the foregoing, the Purchased Assets include the following items (as detailed on the below-referenced Schedules), other than the Excluded Assets as described and set forth in Section 2.2.

(a) Tangible Personal Property: All of Seller’s equipment (including laptop and other drive-test computers, servers, other computer hardware, office equipment, and the rights to any leased office equipment); software and software tools (including Meridian and Compass); test and other equipment (including drive test equipment and test phones); furniture; fixtures; materials; machinery; parts; and all other tangible personal property used in the Business, all as detailed on Schedule 2.1(a);

(b) Real Property: Seller’s entire leasehold interest as lessee of the Leased Office Premises and the Other Leased Premises, as detailed on Schedule 2.1(b);

(c) Accounts Receivable: All Accounts Receivable, as detailed on Schedule 2.1(c), but not including any Accounts Receivable specifically set forth on Schedule 2.2(l) as Excluded Assets;

(d) Contracts: All rights under all of the contracts, purchase orders, purchase contracts, quotations, bids, software licenses, test tool licenses, reseller agreements, and other agreements of the Seller which constitute Transferred Contracts, including all rights to (i) receive payment for products sold or services rendered, (ii) receive goods and services pursuant to such Transferred Contracts, (iii) receive guaranties, warranties, indemnities and similar rights (to the extent transferable), and (iv) assert claims and take other actions in respect of breaches, defaults and other violations thereunder, as detailed on Schedule 2.1(d);

(e) Licenses, Permits and Approvals: All rights, title and interest Seller has in and to all permits, licenses, registrations, approvals and authorizations from governmental authorities that are permitted to be transferred, as detailed on Schedule 2.1(e);

(f) Intellectual Property: All of Seller’s rights in and to the Technology and the Transferred IP, including, without limitation, the Transferred IP detailed on Schedule 2.1(f);

(g) Reserved;

(h) Books and Records: All operating, design, test and other data and records (in each case, in whatever form or medium, including electronic media) of the Seller; all books and records of the Seller; current, prospective and lapsed customer and supplier lists; commercial and technical information; financial and accounting records; purchase orders and invoices; sales orders; credit and collection records; correspondence and miscellaneous records with respect to customers and supply sources; notes, sales and promotional material and data; advertising materials; cost and pricing information; business plans; reference catalogs; payroll and personnel records of Seller’s employees; employee handbooks, policies and procedures; research and development files; databases; all current and historical insurance policies and rights thereunder; and all other similar property, rights and information used in the Business (other than records Seller is required to retain by Law in its possession as to which copies thereof are to be provided to Buyer) (collectively, “Books and Records”);

(i) Motor Vehicle: All right, title and interest to the motor vehicle detailed on Schedule 2.1(i);

(j) Projects in Progress: All purchase orders, statements of work and other work-in-progress, as detailed in Schedule 2.1(j);

(k) Goodwill: All goodwill of the Business; and

(l) Other: Except to the extent specifically listed in Section 2.2, all other rights, property and assets, tangible or intangible, legal or equitable, contingent or indefeasible, express or implied, owned or used by Seller, directly or indirectly, in the Business, including, but not limited to, going concern value, claims and causes of action against suppliers, and claims and causes of action against customers and other third parties (whether or not previously asserted) to the extent such rights, claims and causes of action relate to the Purchased Assets.

Notwithstanding the foregoing, the transfer of Purchased Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Business or the Purchased Assets unless the Buyer expressly assumes that Liability pursuant to Section 3.1.

Further, as an inducement to Buyer to enter into this Agreement, Buyer and Seller shall enter into the TSA to be effective as of the Closing Date.

2.2 Excluded Assets. The “Excluded Assets” shall consist of the following:

(a) cash and cash equivalents of Seller;

(b) all bank, investment, and other deposit accounts of Seller;

(c) all Tax records relating to Seller;

(d) Benefit Plans of Seller and any and all rights therein or in the assets thereof; provided, however, the BCBS Plans will be subsequently transferred to Buyer in accordance with the terms of Section 8.13 and the TSA.

(e) rights arising from any refunds due with respect to Taxes relating to periods ended or ending on or prior to the Closing Date;

(f) Seller’s rights under this Agreement and the agreements contemplated hereby;

(g) Seller’s charter and constituent documents, minute books and seals;

(h) all motor vehicles and the related vehicle leases, except the vehicle described on Schedule 2.1(i) for which Seller shall transfer title to Buyer;

(i) the contracts and leases identified in Schedule 2.2(i) for which Buyer does not seek assignment or Seller cannot obtain assignment (the “Excluded Contracts”);

(j) all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(k) all rights to any action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise; and

(l) the other assets identified in Schedule 2.2(l), if any.

ARTICLE III: ASSUMPTION OF LIABILITIES

3.1 Agreement to Assume.

(a) On the terms and subject to the conditions of this Agreement, Buyer shall (i) on the Closing Date, assume and agree to discharge and perform when due, only those Liabilities of Seller, if any, that are detailed on Schedule 3.1(a) and (ii) on a date post-Closing determined in accordance with the TSA, Buyer shall assume and agree to discharge and perform when due the liability arising under the BCBS Plans pursuant to Section 8.13 and vacation and sick days carried over for employees hired by Buyer pursuant to Section 8.12 (the “Assumed Liabilities”).

(b) All claims against and Liabilities and obligations of Seller not specifically assumed by Buyer pursuant to this Section 3.1 are collectively referred to herein as “Excluded Liabilities.” Seller shall promptly pay and discharge when due all Excluded Liabilities.

3.2 Excluded Liabilities. Notwithstanding anything to the contrary set forth herein, and without limiting the generality of Section 3.1, under no circumstances shall Buyer or any of its Affiliates assume, be liable for, or be obligated to pay, and none of the Purchased Assets shall be or become liable for or subject to, the following Liabilities of Seller:

(a) Liabilities of Seller for income or other Taxes;

(b) Liabilities related to any Excluded Assets;

(c) Liabilities arising from any and all indebtedness of Seller, including automobile loans, any amounts owed to related parties or incurred in connection with the purchase by Buyer of the Purchased Assets, other than as set forth on Schedule 3.1(a);

(d) Liabilities (i) resulting from any breach or default under any contract occurring prior to the Closing Date, including specifically pursuant to the BCBS Plans, or (ii) arising under any contract not assumed by Buyer;

(e) Liabilities arising out of or in connection with claims, litigation or proceedings relating to Seller with respect to events that occurred prior to the Closing Date, whether or not related to the Business (including any Liabilities resulting from settlement discussions referenced on Schedule 5.17);

(f) Environmental liabilities;

(g) Penalties, fines, settlements, interest, costs and expenses arising out of or incurred as a result of any actual or alleged violation by Seller of any legal requirement;

(h) Liabilities to any officer, director, employee or agent of Seller, including but not limited to under any plan, policy, program, practice or arrangement providing compensation, equity, phantom stock (including any amounts owed pursuant to Seller’s Phantom Stock Plan or with respect to the awards made thereunder), or other benefits to any current or former officer or employee of Seller, any employment, severance, retention or termination agreement, relating to an officer, employee, consultant or contractor, or obligation to indemnify, reimburse or advance any amounts,;

(i) Liabilities arising out of or resulting from Seller’s compliance or non-compliance with any software feature or other requirements not consistent with the Product roadmap on Schedule 3.2(i);

(j) Liabilities arising out of or resulting from Seller’s compliance or non-compliance with any legal requirements or any order of any Governmental Body; and

(k) Liabilities to Seller’s employees who accept an employment offer from Buyer in accordance with the terms of his/her offer letter for accrued sick and vacation days exceeding the amount set forth in Section 8.13.

3.3 No Expansion of Third Party Rights. The assumption by Buyer of the Assumed Liabilities shall not expand the rights or remedies of any third party against Buyer or Seller as compared to the rights and remedies which such third party would have had against Seller had the Buyer not assumed the Assumed Liabilities.

3.4 Contracts Not Assigned. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any contract, agreement, permit or license or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of any applicable third party (including any governmental authority), would constitute a breach or other contravention thereof, a violation of Law or would in any way adversely affect the rights of Buyer (as assignee of Seller) or Seller (as applicable). Seller will use its commercially reasonable efforts to obtain the consent of the other parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If, on the Closing Date, any such consent is not obtained, or if an attempted transfer or assignment thereof would be ineffective, a violation of Law or would adversely affect the rights of Buyer (as assignee of Seller) thereto or thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would, in compliance with Law, obtain the benefits and assume the obligations and bear the economic burdens associated with the Purchased Asset, claim, right or benefit in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Buyer, or under which Seller would enforce, for the benefit of Buyer, and at the expense of Buyer, any and all of its rights against a third party thereto (including any governmental authority) associated with such Purchased Asset, claim, right or benefit (collectively, “Third Party Rights”), and Seller would promptly pay to Purchaser when received all monies received by them under any Purchased Asset or any claim or right or any benefit arising thereunder.

ARTICLE IV: PURCHASE PRICE, PAYMENT AND CLOSING

4.1 Purchase Price; Payment. The purchase price for the Purchased Assets (the “Purchase Price”) is Twenty Million Five Hundred Thousand U.S. Dollars ($20,500,000) in cash plus the assumption of Assumed Liabilities set forth on Schedule 3.1(a). The Purchase Price, less the amount to be held in the Escrow Fund in accordance with the provisions of Section 9.4, will be paid by wire transfers of immediately available funds in accordance with the flow of funds set forth on Schedule 4.1(a). Seller may also receive Earn-Out Consideration pursuant to Article X.

4.2 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Buyer in Bloomingdale, Illinois, commencing at 11:00 a.m. local time on February 27, 2015 following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other time, date and place as Buyer and Seller may mutually determine (the “Closing Date”). The Parties agree that after the Closing, Seller will use commercially reasonable efforts to minimize the amount of business conducted on the Closing Date. The Parties further agree that commencing on the Closing Date, any and all services performed for customers and/or all other similar transactions performed or otherwise conducted by Seller relating to the Business shall be for the sole benefit of Buyer.

4.3 Deliveries at the Closing. At the Closing, (i) the Seller Parties will deliver to Buyer the various certificates, instruments and documents referred to in Section 7.1 to document and to transfer title to all of the Purchased Assets to Buyer to place Buyer in actual possession and operating control of the Business and the Purchased Assets; and (ii) Buyer will deliver to the Seller Parties the various certificates, instruments and documents referred to in Section 7.2 and the consideration specified in Section 4.1.

4.4 Net Working Capital Adjustment.

(a) One hundred twenty (120) days after the Closing Date, Seller will deliver to Buyer a statement, prepared in accordance with GAAP, setting forth the Accounts Receivable, the Accounts Payables and Accrued Liabilities, and Net Working Capital as of the Closing Date (the “Closing Statement”), and the Purchase Price shall be recalculated as provided in Section 4.4(b).

(b) Based on the entries set forth in the Closing Statement, the following adjustments (“Post-Closing Adjustment”) shall be made:

(i) If the Net Working Capital is greater than the Net Working Capital Target Upper Limit, then the Purchase Price shall be increased by an amount equal to the difference and Buyer shall pay Seller in cash an amount equal to such difference.

(ii) If the Net Working Capital is less than the Net Working Capital Target Lower Limit, then the Purchase Price shall be reduced by an amount equal to the difference and the Seller Parties shall pay Buyer in cash an amount equal to such difference.

(c) If the Buyer disputes any entry in the Closing Statement relevant to the calculation of the Post-Closing Adjustment, the Buyer shall deliver to Seller a written notice within fifteen (15) days after receipt of the Closing Statement (the “Objection Period”) specifying any changes Buyer proposes to the Closing Statement (a “Notice of Disagreement”). If a Notice of Disagreement is timely delivered by Buyer, then Seller and Buyer shall, during the fifteen (15) day period immediately following delivery of the Notice of Disagreement, seek in good faith to resolve any differences they may have with respect to the matters specified in the Notice of Disagreement. If such dispute is not resolved to the mutual satisfaction of Buyer and Seller within such fifteen (15) day period, each of Seller and Buyer shall have the right to require that such dispute be submitted to an independent certified public accounting firm as Seller and Buyer shall then agree in writing (the “Independent Accountant”). Buyer and Seller will give the Independent Accountant access to the books and records, as well as any accounting work papers or other schedules relating to the Closing Statement and the Notice of Disagreement, and such other relevant information reasonably requested by the Independent Accountant. The Independent Accountant will promptly review only the unresolved disputed items in the Notice of Disagreement with respect to each such specific item and amount in accordance with the definitions herein and the accounting principles and practices referred to therein; provided that, the Independent Accountant shall not assign a value to any item greater than the greatest value for such item, or lower than the lowest value of such item, claimed in the Closing Statement and the Notice of Disagreement submitted to the Independent Accountant pursuant hereto. The Independent Accountant shall determine the manner in which any fees and expenses shall be allocated between the Parties (or paid in full by one Party) based upon the size of the difference, if any, between the Post-Closing Adjustment and the amount of the adjustment to the Purchase Price made pursuant to Section 4.4(b). The Independent Accountant shall resolve the computation or verification of the disputed Closing Statement entries in accordance with the provisions of this Agreement, and otherwise where applicable in accordance with GAAP. If any matters have been submitted to the Independent Accountant for review and resolution in accordance with the preceding provisions, then Seller and Buyer shall request that the Independent Accountant complete its preparation of the Closing Statement within thirty (30) days from the submission of the matters specified in such Notice of Disagreement, and deliver a copy of the Closing Statement to Seller and Buyer, together with a report setting forth each disputed adjustment or matter and the Independent Accountant’s determination with respect thereto. The Independent Accountant’s determination will be conclusive and binding upon the Parties and may be entered and enforced in any court of competent jurisdiction.

(d) If the amount of the Purchase Price owed by Buyer to Seller increases or is reduced as a result of the Post-Closing Adjustments, Buyer or Seller, as the case may be, shall make appropriate payments to the other within ten (10) days of the later of: (i) the expiration of the Objection Period, (ii) the date on which Buyer and Seller agree on the Post-Closing Adjustments, and (iii) the date on which the decision of the Independent Accountant is rendered. Any payments required to be made by either Buyer or Seller to the other shall be paid by wire transfer of immediately available funds to such bank account as the recipient shall designate in writing, and shall be deemed to effect an increase or a reduction, as the case may be, in the initial Purchase Price.

ARTICLE V: REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

The Seller Parties make the following representations and warranties to Buyer on and as of the Closing:

5.1 Organization, Qualification, and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all necessary power and authority to own, lease and operate its assets, properties and Business and to carry on its Business as now being conducted. Seller is duly qualified or otherwise authorized as a foreign corporation to transact Business in each jurisdiction listed on Schedule 5.1(a), which are all of the jurisdictions in which a failure to effect and maintain such qualification or authorization would be material. The organizational documents of Seller and all amendments thereto to date have been delivered to Buyer and are complete and correct in all material respects. Seller does not own any equity interests in any other Person. Each of the Bhumika Thakkar 2012 Irrevocable Trust Number One and the Bhumika Thakkar 2012 Irrevocable Trust Number Two has been validly established and is validly existing in accordance with the respective trust documents set forth in Schedule 5.1(b).

5.2 Capitalization. Schedule 5.2 identifies each of the Shareholders’ respective holdings of the outstanding shares of capital stock of Seller. The Shareholders are the record and beneficial holders of all of the outstanding shares of capital stock of Seller, and own such shares free and clear of all Liens, restrictions and claims of any kind. The shares identified on Schedule 5.2 are validly issued, fully paid and non-assessable. There are no options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other agreements that could require Seller to issue any equity interests. There are no other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any equity interest of Seller. There are no statutory pre-emptive rights or pre-emptive rights granted under Seller’s organizational documents. All transfers of Seller’s shares between or among the Seller Parties and with the Bhumika Thakkar 2011 Living Trust were effected in compliance with all applicable laws.

5.3 Authority and Binding Effect. The execution and delivery of this Agreement, the TSA, the Escrow Agreement, and the General Assignment and Bill of Sale, closing certificates and any other Ancillary Agreements by Seller and the performance of its obligations hereunder have been duly authorized by all necessary action, corporate or otherwise, of the Seller Parties and no other action or approval by any Seller Party is necessary for the execution, delivery or performance of this Agreement or the Ancillary Agreements. Each Seller Party has the full right, power, authority and capacity to execute, deliver and perform its obligations under this

Agreement and the Ancillary Agreements to which it is a party. This Agreement has been duly executed and delivered by each Seller Party and is a valid and binding obligation of such Seller Party enforceable against such Seller Party in accordance with its terms (assuming due authorization, execution and delivery by Buyer), subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfer, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.4 No Conflict. Except as set forth on Schedule 5.4, neither the execution and delivery of this Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will (a) violate any Law to which any Seller Party may be subject, (b) violate any provision of the certificate of incorporation, bylaws or other governing documents of Seller, (c) conflict with, result in a breach of, constitute (with the giving of notice or lapse of time) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, under any contract, agreement or other arrangement to which any Seller Party is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any lien or other encumbrance upon any of its assets), (d) cause Buyer to become subject to, or to be liable for the payment of, any Taxes of Seller, or (e) result in the creation of any lien or other encumbrance upon or with respect to any of the Purchased Assets.

5.5 Financial Statements. Attached as Schedule 5.5 are complete and correct copies of: (a) the audited financial statements of Seller relating to the Business for the fiscal years ended December 31, 2013 and 2014 (the “Audited Financial Statements”), and (b) the unaudited financial statements of Seller relating to the Business for the one (1) month period ended January 31, 2015 (the “Interim Financial Statements”). In addition, Seller agrees to prepare and deliver to Buyer within thirty (30) calendar days from and after the Closing Date unaudited financial statements of Seller relating to the Business for the period beginning February 1, 2015 to the Closing Date. The Audited Financial Statements and Interim Financial Statements (collectively, the “Financial Statements”) (i) fairly present in all material respects the financial condition and the results of operations and cash flow of the Business as at the respective dates of and for the periods referred to therein, all in accordance with GAAP consistently applied throughout the periods involved (except that the Interim Financial Statements do not contain footnotes and are subject to normal year-end audit adjustments); and (ii) are in accordance with the Books and Records of Seller.

5.6 Books and Records. The Books and Records, all of which have been made available to the Buyer, are complete and correct in all material respects.

5.7 Condition and Sufficiency of Assets. The Purchased Assets, together with the assets available to Buyer pursuant to the TSA, are in good operating condition and repair, are adequate for the uses to which they are currently being put, and constitute all of the assets required for the operation of the Business as conducted as of the Closing Date.

5.8 Title to Purchased Assets. Except as set forth on Schedule 5.8, Seller owns and holds good and valid title or leasehold title to all the Purchased Assets, free and clear of all liens and encumbrances of any kind other than Permitted Encumbrances. Immediately following the Closing, Buyer shall be able to use the Purchased Assets without infringing the Intellectual Property rights of any supplier that provided the assets to Seller.

5.9 Real Estate. Seller does not own any real property. Seller holds valid leasehold interests to the Leased Office Premises and the Other Leased Premises and the leases for the Leased Office Premises and the Other Leased Premises are valid, binding and in full force and effect.

5.10 Accounts Receivable. All Accounts Receivable (a) arose in the ordinary course of business consistent with past practice, (b) represent valid obligations arising from sales or services performed in the ordinary course of Seller’s business, and (c) are collectible in the book amounts thereof net of the reserve shown on the Interim Financial Statements. No material amount of Accounts Receivable existing as of the Closing Date is contingent upon Seller’s performance after the Closing Date of any obligation or contract.

5.11 Inventory. Seller owns no inventory (including, but not limited to, inventory in transit and inventory paid for but not yet received, raw materials, work in process, finished goods, and service parts and supplies) used in the Business.

5.12 Liabilities; No Undisclosed Liabilities. The estimated amount of the Assumed Liabilities set forth on Schedule 3.1(a) was prepared in good faith by the Buyer. Except as set forth on Schedule 5.12, Seller does not have any liabilities in connection with the Business, other than (i) liabilities that are accrued or reserved against in its Financial Statements, (ii) liabilities that were incurred after the date of such Financial Statements in the ordinary course of business, (iii) liabilities incurred pursuant to the transactions contemplated by this Agreement or other related documents, and (iv) liabilities, individually and in the aggregate, that are not material to the Business and have not had and would not reasonably be expected to cause a Material Adverse Effect.

5.13 Recent Activities/No Material Adverse Effect. Except as set forth on Schedule 5.13, since December 31, 2014: (a) the Seller Parties have conducted the Business in the ordinary course consistent with past practice; (b) there has not been any event, occurrence, development or state of circumstances or facts that has had or reasonably would be expected to have a Material Adverse Effect on Seller; (c) no encumbrance has been imposed on any of the Purchased Assets other than any Permitted Encumbrances; (d) there has been no change in any accounting methods, policies or practices relating to the Business; and (e) there has been no sale, assignment, transfer, or other disposal of any material assets of the Business, except in the ordinary course of business, and Seller has not sold or factored, or agreed to sell or factor, any Accounts Receivable. To the Knowledge of the Seller, there are no circumstances or existing conditions which could reasonably be expected to have a Material Adverse Effect.

5.14 Legal Compliance. Except as set forth on Schedule 5.14, no material investigation or review by any Governmental Body with respect to Seller or its Business or assets is pending or, to the Knowledge of the Seller, is threatened. Seller is currently conducting, and has at all times during its past three (3) fiscal years conducted the Business in compliance, in all material respects, with all applicable Laws. Seller has not received at any time during its past three (3) fiscal years any written notice or other communication from any Governmental Body or applicable authority or any other Person asserting any (i) actual, alleged, possible, or potential violation of, or failure to comply with, any Law, or (ii) actual, alleged, possible, or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

5.15 Tax Matters. Seller has timely filed all Tax returns that it was required to file, and all such Tax returns are true, correct and complete in all material respects and were prepared in accordance with applicable Tax laws and regulations. Except as would not have a Material Adverse Effect, Seller has paid all Taxes required to be shown on such Tax returns. Seller has withheld and paid proper and accurate amounts from all payments made by Seller to or for which withholding or payment is required by any applicable Law.

5.16 Intellectual Property.

(a) Seller represents and warrants that no Transferred IP is Registered IP in any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office or the equivalent authority anywhere in the world), and Seller has not made any application for or registration of any Transferred IP.

(b) Seller owns exclusively, and has good title to all works of authorship and all associated copyrights that are used or embodied in, the Transferred Technology and the Transferred IP, and no other Person has any other rights thereto. No Person other than Seller has ownership rights, or license rights granted by Seller, to any improvement or derivative works made by or for Seller in any Transferred IP or Transferred Technology. Seller owns exclusively all trade names, trademarks, service marks, and logos that are used in connection with the Purchased Assets, including the marketing, license, provision, or sale of any Products. All Purchased Assets will be fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any third party. Seller has, and following the Closing, Buyer will have the exclusive right to bring actions against any Person that is infringing any Transferred IP and to retain for itself any damages recovered in any such action.

(c) To the extent that any Transferred IP or item of Transferred Technology was originally owned or created by, for or with any third Person, (i) Seller has a valid or enforceable written agreement with such third party or parties with respect thereto pursuant to which Seller has obtained complete, unencumbered, irrevocable and unrestricted ownership, and Seller is the exclusive owner of, all such Transferred IP and Transferred Technology (including Products) by valid assignment or otherwise; (ii) the transfers from Seller to Buyer hereunder do not violate such third party agreements; and (iii) such third parties have not retained and do not have any rights or licenses with respect to the Transferred IP.

(d) Seller has not transferred ownership of, let lapse or enter into the public domain or granted any license of or right to use (other than any license associated with use of the Products granted in the ordinary course of business), or authorized the retention of any exclusive rights to use or joint ownership of any Transferred Technology or Transferred IP to any Person.

(e) The Purchased Assets (including the Transferred IP and the Transferred Technology) constitute or include all of the Intellectual Property Rights used in, or necessary for, the current use and operation of the Business and/or the Transferred Technology or Transferred IP, including the use, support, reproduction, distribution, marketing, sale, license or display of the Products.

(f) No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of the Transferred IP. To the Knowledge of Seller, no current or former employee, agent or contractor who was involved in or who contributed to the creation or development of any Transferred IP has performed services for the government, a university, college, or other educational institution or a research center during a period of time during which such employee, agent or contractor was also performing services for Seller.

(g) Except for the Excluded Assets and for the services and facilities provided by Seller under the TSA, Seller has, and as a result of the transactions contemplated by this Agreement, the Purchased Assets include the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third party software that are used by Seller to create, modify, compile, operate or support any Software (including the Products) that is Transferred Technology or that are used in, incorporated into, integrated or bundled with, or used in the development of any Technology that is Transferred Technology or a Product.

(h) Except as set forth in Schedule 5.16(h), no third party Software was or is used in, incorporated into, integrated or bundled with, or used in the development or compilation of, any Technology that is or was Transferred Technology or a Product.

(i) Seller has no Knowledge that any Person is infringing or misappropriating the Transferred IP.

(j) To the Knowledge of Seller, none of the use, support, reproduction, making, distribution, marketing, sale, license, display or exploitation of the Purchased Assets (including the Transferred Technology or Transferred IP) by Seller or, following the Closing, by Buyer will: (A) infringe or misappropriate the Intellectual Property Rights of any Person; (B) violate the rights of any Person (including rights to privacy or publicity); or (C) constitute unfair competition or trade practices under the laws of any jurisdiction. Seller has not received written notice from any Person claiming that the Transferred IP is invalid, or that the exploitation of the Purchased Assets (including the Transferred Technology or Transferred IP) infringes or misappropriates the Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(k) Except as set forth in Schedule 5.16(k), Seller has the full and unencumbered right to assign and transfer to Buyer all of Seller’s rights in Transferred IP without (i) breach or violation of any such Transferred Contract, (ii) incurring, or causing Buyer to incur, any obligation to any third party, including any royalty obligations, other than those obligations that Seller would have had had such transfer not taken place and those obligations set forth on Schedule 5.16(s), or (iii) Buyer granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Buyer other than the Transferred IP.

(l) There are no Transferred Contracts between Seller and any other Person with respect to the Purchased Assets, including the Transferred IP and Transferred Technology, under which there is any dispute known to Seller regarding the scope of such Transferred Contract or performance under such Transferred Contract, including with respect to any payments to be made or received by Seller thereunder.

(m) Seller has taken all steps that are reasonably required to protect Seller’s rights in confidential information in or comprising any of the Transferred Technology or Transferred IP. All of the trade secrets that are Transferred IP are presently protectable, are not part of the public domain, and have not been used, divulged, or appropriated for the benefit of any Persons other than Seller or to the detriment of Seller. Seller has taken all commercially reasonable steps to safeguard the information technology systems which include or provide access to the trade secrets that are Transferred IP and, to the Knowledge of Seller, there have been no successful unauthorized intrusions or breaches of the security of such information technology systems.

(n) Seller has and enforces a policy requiring each employee, agent or contractor to execute a proprietary rights and confidentiality agreement, and, to the Knowledge of Seller, all current and former employees, agents and contractors of Seller who have created, contributed to, or modified any of the Transferred Technology or Transferred IP have executed such an agreement.

(o) Except as set forth in Schedule 5.16(o), none of the Purchased Assets is subject to any proceeding or outstanding decree, order, judgment, or settlement agreement that restricts in any manner the use, transfer or licensing thereof by Seller or may affect the validity, use or enforceability of such Purchased Assets.

(p) Except as set forth in Schedule 5.16(p), no Software that is in the public domain or constitutes open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any Software licensed pursuant to any GNU general public license or limited general public license or other Software that is licensed pursuant to a license that purports to require the distribution of, or access to, Source Code or purports to restrict one’s ability to charge for distribution of Software (collectively “Open Source”), was used in, incorporated into, integrated or bundled with any product, Transferred Technology or Transferred IP, or incorporated in or used in the development or compilation of any product or otherwise distributed by Seller in connection with the Purchased Assets. Schedule 5.16(p) sets forth a list of all Open Source that is included in, or provided or distributed with, any product, Transferred Technology or Transferred IP and for each use of Open Source: (i) a description of the functionality of the Open Source, (ii) the applicable license terms, (iii) the applicable Product (if any), and (iv) the copyright holder(s) of such Open Source.

(q) To the Knowledge of Seller, no third party possesses any copy of any Source Code to any Software that embodies any Transferred IP, product or any Transferred Technology, and Seller shall have delivered to Buyer all copies of, and neither Seller nor any of its Affiliates shall have retained any copy of, any Source Code to any Software that embodies any product or any Transferred Technology.

(r) None of the Software constituting Transferred Technology or any part thereof is otherwise a substantial part of, any material Software previously owned by Seller in a manner that will affect the ability of Buyer to exercise Buyer’s rights in the Transferred IP and Transferred Technology.

(s) Except as set forth in Schedule 5.16(s), Seller is not currently required to make or accrue any fees, royalties or payments to any third party in connection with any of the Purchased Assets or Transferred IP.

(t) To the Knowledge of Seller, the Transferred Technology performs in accordance with all specifications therefor in all material respects and is free from all material bugs or defects and function for the intended purpose. Seller has disclosed in writing to Buyer, a summary of any problem or issue with respect to any of the Transferred Technology which materially adversely affects the value, functionality or fitness for the intended purpose of such Transferred Technology.

(u) Seller has delivered to Buyer the certification attached as Schedule 5.16(u) with respect to all fixes (including fixes currently in progress), problem lists, and maintenance of the Transferred Technology.

(v) Seller has secured any import or export licenses that were necessary or appropriate for the distribution of the Products exported by Seller.

5.17 Litigation. Except as set forth on Schedule 5.17, Seller is not (a) subject to any outstanding injunction, judgment, order, decree, ruling, or charge relating to the Business, or (b) a party or, to the Knowledge of Seller, is threatened to be made a party to, any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator relating to the Business.

5.18 Employee Benefits.

(a) Schedule 5.18(a) identifies all of Seller’s employee benefit plans or similar arrangements which Seller sponsors or maintains, in which Seller participates or to which Seller has an obligation to contribute, or under which Seller has or may have Liability, including without limitation, all retirement, profit sharing, defined contribution, and defined benefit plans as well as any severance, vacation pay, health and welfare, post-retirement, employment, or other agreements (oral or written) relating to current or former employees or independent contractors of Seller or any ERISA Affiliate of Seller (collectively, “Benefit Plans”).

(b) Seller provided to Buyer true, correct, and complete copies of (1) all the documents constituting the Benefit Plans, (2) annual reports on Form 5500 and compliance tests for the three most recent plan years for all Benefit Plans and (3) the most recent IRS determination letter and compliance tests for the three most recent plan years for each Benefit Plan that is a Qualified Plan.

(c) All Benefit Plans have been maintained in accordance with their terms and applicable Law. All amounts due under any Benefit Plan have been fully and timely paid or accrued for periods through the Closing, and no accumulated funding deficiency or liquidity shortfall has been incurred with respect to any such Benefit Plan, whether or not waived. Neither Seller nor any of its ERISA Affiliates has sponsored or maintained, has had any obligation to sponsor or maintain, or has had any Liability (whether actual or contingent, with respect to any of its assets or otherwise) with respect to any Employee Benefit Plan subject to Section 302 of ERISA, Code Section 412 or Title IV of ERISA (including any multiemployer plan (as defined in Section 3(37) of ERISA)). Seller is not, and has not been, a member of a group of businesses under common control or businesses constituting a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA, except any such group in which no member has been a party to a multiemployer plan or defined benefit plan.

(d) Each Plan that is a Qualified Plan either (1) has received a determination letter from the IRS to the effect that it meets the requirements of Code Section 401(a) and which reflects compliance with all applicable legislation, or (2) uses an IRS-approved prototype or volume submitter plan and is entitled to rely on the IRS opinion letter issued to the sponsor of such prototype or volume submitter plan under applicable IRS guidance; and no event or circumstance has occurred or exists since the date of any such determination or opinion letter that could reasonably be expected to adversely affect the qualification of such Plan.

(e) There are no pending claims, audits, investigations, examinations or lawsuits by, against, or relating to any Benefit Plans that would, if successful, result in Liability for Seller or any of its ERISA Affiliates; no claims, audits, investigations, examinations or lawsuits have been asserted, instituted or threatened by or against any Benefit Plan, against the assets of any trust or other funding arrangement under any Benefit Plan, by or against Seller or any of its ERISA Affiliates with respect to any Benefit Plan, or by or against the plan administrator or any fiduciary of any Benefit Plan; neither Seller nor any of its ERISA Affiliates has Knowledge of any fact that could form the basis for any such claim or lawsuit; and no matters are pending with respect to any Plan under the IRS’ Employee Plans Compliance Resolution System, the U.S. Department of Labor’s Voluntary Fiduciary Correction Program or other similar programs.

(f) No Benefit Plan contains any provision or is subject to any applicable legal requirements that would prohibit the transactions contemplated by this Agreement or that would give rise to any vesting of benefits, severance, termination, or other payments or Liabilities, or, except as set forth in Schedule 5.18(f), the acceleration thereof, as a result of the transactions contemplated by this Agreement. No payments or benefits provided under any of the Benefit Plans or pursuant to any other plan, program, policy or arrangement, will, in connection with the transactions contemplated by this Agreement, give rise to any excess parachute payment within the meaning of Section 280G of the Code or result in a loss of deduction with respect to any payment under Section 280G of the Code.

(g) With respect to each Plan, no Person holds (or has ever held) any fiduciary office who would be prohibited from doing so under Section 411 of ERISA, and there has not occurred any (1) non-exempt “prohibited transaction” (within the meaning of Code Section 4795) or transaction prohibited by Section 406 or 407 of ERISA, or (2) breach of any fiduciary duty described in Section 404 or 405 of ERISA, that would result in any Liability for Seller or any ERISA Affiliate, or any stockholder, member, officer, director, consultant or employee of Seller or any ERISA Affiliate.

(h) Seller has, at all times, complied and currently complies with the applicable continuation requirements for its welfare benefit plans, including: (i) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA;” and (ii) any other applicable Law mandating health insurance continuation coverage for employees. Except for the continuation coverage requirements of COBRA and any other applicable Law mandating health insurance continuation coverage for employees, neither Seller nor any ERISA Affiliate has any obligations or potential Liability for benefits to employees, former employees, or their respective dependents following termination of employment or retirement under any Benefit Plan that is an Employee Welfare Benefit Plan (as defined in

Section 3(1) of ERISA) or any obligation otherwise to provide any health care benefits or life insurance benefits to any employee or former employees following such employee’s or former employee’s termination of employment. Schedule 5.18(h) contains a list of: (i) all former employees and dependents who have elected coverage under COBRA or other applicable Law mandating health insurance coverage for employees; and (ii) all former employees and dependents who are eligible to make such elections.

(i) Neither Seller nor any ERISA Affiliate has prepaid or prefunded any Benefit Plan providing medical, health, life insurance or other welfare-type benefits (other than a plan subject to Code Section 125) through a trust, reserve, premium stabilization or similar account, nor does any of them provide benefits through a voluntary employees’ beneficiary association as defined in Code Section 501(c)(9).

(j) Except as set forth in Schedule 5.18(j), neither Seller nor any of its ERISA Affiliates has, since October 3, 2004, (1) granted to any Person an interest in a nonqualified deferred compensation plan (as defined in Code Section 409A(d)(1)), which interest has been or, upon lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the tax imposed by Code Section 409A(a)(1)(B) or (b)(4)(A), or (2) modified the terms of any nonqualified deferred compensation plan in a matter that could cause an interest previously granted under such plan to become subject to the taxes imposed by Code Section 409A; and no person had a legally binding right to an amount under a nonqualified deferred compensation plan of Seller or any of its ERISA Affiliates prior to January 1, 2005 that is subject to a substantial risk of forfeiture or a requirement to perform future services after December 31, 2004, that would subject such Person to the taxes imposed by Code Section 409A.

(k) Seller and each ERISA Affiliate have maintained each Benefit Plan that is a group health plan in compliance with the requirements of the Patient Protection and Affordable Care Act of 2010, as amended by Health Care and Education Reconciliation Act of 2010 and any subsequent legislation and regulations promulgated thereunder (“ACA”), and neither Seller nor any ERISA Affiliate have incurred or owe any penalties or excise taxes imposed under the ACA as the ACA is being enforced as of the Closing.

5.19 Employees/Independent Contractors. Schedule 5.19 contains a complete and accurate list of the following information for any Person, including but not limited to, each employee, independent contractor, consultant or agent currently providing services to or for the Business: Complete Name; Job Title; Identification as to Employee or Contractor; Date of Hire or Contractor Agreement Date; and Current Compensation/Fees Paid or Payable. Except as set forth in Schedule 5.19, to its Knowledge, Seller:

(i) is in material compliance with all requirements respecting labor and employment (including matters relating to their immigration status), employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees providing services in connection with the Business and listed on Schedule 5.19;

(ii) has withheld and reported in a timely manner all amounts required by Law or agreement to be withheld and reported with respect to wages, salaries, accrued vacation, paid time-off or personal time-off and other payments to employees;

(iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing;

(iv) is not liable for any payment governed by or maintained by or on behalf of any Governmental Body or otherwise with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice);

(v) is in material compliance with all applicable requirements and work practices and procedures under the Occupational Safety and Health Act (“OSHA”) and state counterparts thereof; and

(vi) has not received any OSHA citations or been required to pay any fines or penalties under OSHA or the state counterparts thereof.

Except as set forth in Schedule 5.19, there are no pending claims or actions against Seller for (1) compensation, equity or other employee benefits, (2) workers’ compensation claims or under any worker’s compensation policy, or (3) long-term disability policy. Moreover, each Person who has been retained as an independent contractor and is identified as such on Schedule 5.19 (a) qualifies as an independent contractor and not as an employee of Seller under the Code and all applicable laws of any Governmental Body; and (b) except as set forth on Schedule 5.19, either has received all monies due and owing for work performed through the Closing Date or such amount will be reflected in the Accounts Payable and Accrued Liabilities. Seller has complied in all material respects with all applicable requirements, and reported and filed all forms required by applicable Governmental Bodies with respect to the Persons identified on Schedule 5.19.

5.20 Permits and Licenses; Consents and Approvals. Seller has all permits and licenses necessary or otherwise material to, the conduct of the Business as currently conducted. Seller is in material compliance with the terms of such permits and licenses, and all such permits and licenses are in full force and effect. Except as set forth on Schedule 5.20, none of the permits and licenses will expire or terminate as a result of the consummation of the transactions contemplated by this Agreement. Further, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation by Seller of the transactions contemplated hereby.

5.21 Transferred Contracts; Customers and Suppliers. Schedule 5.21 lists all Transferred Contracts and identifies the Consents that are required from a third party to transfer or assign any Transferred Contract to Buyer. Except as set forth in Schedule 5.21, (a) each Transferred Contract is legal, valid, binding, enforceable with respect to Seller and is in full force and effect; (b) neither Seller, nor to Seller’s Knowledge, any other party, is in material breach or default, and to Seller’s Knowledge, no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration under any such Transferred Contract except for the failure of Seller to obtain Consent from the other party to a Transferred Contract that is required by such Transferred Contract for the transfer from Seller to Buyer; (c) no party has repudiated any provision of the Transferred Contract; (d) Seller has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Transferred Contract; and (e) no Transferred Contract is, as of the Closing, subject to any set-offs.

In addition, Schedule 5.21 lists the five (5) largest customers of Seller for fiscal years 2013 and 2014, and also sets forth opposite the name of each the percentage of total annual revenue attributable to each such customer. Except as set forth in Schedule 5.21, no customer listed on said Schedule 5.21 has notified Seller that it intends to stop, or materially decrease the rate of, acquiring services from Seller, including as a result of Seller’s post-Closing loss of its status as a minority-owned business enterprise.

5.22 Brokers or Finders; Third Party Expenses; Other Expenses. Other than as shown on Schedule 5.22, Seller has not incurred any Liability for brokerage or finders’ fees, agents’ commissions, or other similar payments in connection with the transactions contemplated by this Agreement for which Buyer or Seller could become liable or obligated. Seller has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. In addition, Schedule 5.22 sets forth other liabilities and obligations of the Seller (i.e., third party expenses) that are contingent upon, or will occur or accelerate as a result of the Closing, including but not limited to equipment and other lease termination payments, payment of loans, lines of credit, notes payable and/or other indebtedness owed by Seller, to be paid at Closing.

5.23 Insurance; Certificates of Insurance. Seller maintains valid and enforceable insurance policies covering the Business and employees, as listed on Schedule 5.23. Such insurance policies contain provisions that are reasonable and customary in Seller’s industry, and there is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters or such policies. Schedule 5.23 identifies and includes copies of (A) all Certificates of Insurance still in effect as of the Closing Date and which were provided by Seller to its customers relating to the operation of the Business; (B) copies of all Certificates of Insurance received by Seller from any contractor, or other party relating to the current operation of the Business; and (C) contact information for each of the customers and contractors listed in said Certificates.

5.24 Disclosure. To the Knowledge of the Seller Parties, no representation or warranty of the Seller Parties in this Agreement and no statement in the Schedules or any Ancillary Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE VI: REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to Seller as follows on and as of the Closing:

6.1 Organization. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer has all necessary corporate power and authority to own its properties and to carry on its business as now conducted, is duly qualified to transact business and is in good standing in all jurisdictions in which the nature of its business or of its properties make such qualification necessary.

6.2 Authorization of Transaction. The Buyer has full corporate power and authority to execute and deliver this Agreement and each other agreement to be executed or delivered by it at Closing, and to perform its obligations thereunder, and such action has been duly authorized by all necessary corporate action of the Buyer. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

6.3 No Violation. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Body, or court to which Buyer is subject or any provision of its articles of incorporation, bylaws or other governing documents.

6.4 Brokers or Finders. Buyer has dealt with a broker in connection with the transactions contemplated by this Agreement and has incurred liability for a brokerage fee in connection with this Agreement; however, Buyer has not incurred any Liability for brokerage or finders’ fees, agents’ commissions, or other similar payments in connection with the transactions contemplated by this Agreement for which Seller could become liable or obligated.

6.5 Litigation. Buyer is not a party to any action, suit, proceeding, hearing or investigation that would interfere with its ability to consummate the transactions contemplated hereunder.

ARTICLE VII: CONDITIONS TO OBLIGATION TO CLOSE

7.1 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) The representations and warranties set forth in Article V above shall be true and correct in all material respects at and as of the Closing Date (other than representations and warranties that by their terms are made as of a specific date).

(b) Each of the Seller Parties shall have performed and complied in all material respects with all of its covenants and agreements hereunder to be complied with or performed by such Seller Party through the Closing.

(c) No action or proceeding before any Governmental Body shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no Governmental Body shall have taken any other action or made any request of the Buyer as a result of which the Buyer reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder; and there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(d) Seller shall have delivered a general assignment and bill of sale in substantially the form of Exhibit C, executed by Seller (“General Assignment and Bill of Sale”) conveying all of the tangible and intangible personal property included in the Purchased Assets to the Buyer, free and clear of all liens or other encumbrances. Seller shall also deliver original instruments representing, evidencing or constituting such Purchased Assets, including but not limited to all Transferred Contracts and the Books and Records detailed in Section 2.1(g);

(e) Mr. Jigar (John) Thakkar shall have executed and delivered an offer letter with Buyer in the form agreed upon by Mr. Thakkar and the Buyer;

(f) Seller shall have delivered a payoff letter agreeing to or authorizing the filing of UCC termination statement, or other release for the security interest or other encumbrances on the Purchased Assets listed on Schedule 5.8, other releases for any and all liens on the Purchased Assets;

(g) Subject to Section 8.7, Seller shall have delivered to Buyer all consents and approvals in its possession as of the Closing;

(h) Seller shall have delivered a copy of the certificate evidencing tail insurance acquired by Seller to cover errors and omissions relating to services performed by Seller prior to the Closing Date covering a period not less than twelve (12) months following the Closing Date;

(i) There shall be no material adverse change in, or loss of, any business relationship between the Seller and any of its respective top five (5) customers or suppliers;

(j) None of the Seller Parties shall (i) be in receivership; (ii) have made any assignment for the benefit of creditors; (iii) have been adjudicated a bankrupt; (iv) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against any it; or (v) have entered into any agreement to do or permit the doing of any of the foregoing on or immediately after the Closing Date;

(k) Seller and Buyer shall have executed and delivered the TSA;

(l) Buyer, Seller, and the Escrow Agent shall have executed and delivered the Escrow Agreement;

(m) Seller shall have delivered a legal opinion from Masuda, Funai, Eifert & Mitchell, Ltd., and from Kelleher & Buckley, LLC, each in form and substance reasonably satisfactory to Buyer; and

(n) Buyer shall have received such other documents as Buyer reasonably deems necessary to effect the transactions contemplated hereby and all actions to be taken by the Seller Parties in connection herewith, and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

7.2 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) The representations and warranties set forth in Article VI above shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date;

(b) Buyer shall have performed and complied with all of its covenants and agreements hereunder to be complied with or performed by Buyer in all material respects through the Closing;

(c) No action or proceeding before any Governmental Body shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(d) Seller and Buyer shall have executed and delivered the TSA;

(e) Buyer, Seller, and the Escrow Agent shall have executed and delivered the Escrow Agreement;

(f) The Buyer shall not (i) be in receivership; (ii) have made any assignment for the benefit of creditors; (iii) have been adjudicated a bankrupt; (iv) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against any it; or (v) have entered into any agreement to do or permit the doing of any of the foregoing on or immediately after the Closing Date; and

(g) All actions to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

ARTICLE VIII: ADDITIONAL AGREEMENTS AND POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing.

8.1 Confidential Information.

(a) As a further inducement for the Buyer to enter into this Agreement, the Seller Parties agree that for the longest period permitted by law after the Closing Date, the Seller Parties shall hold in the strictest confidence, and shall not, without the prior written approval of Buyer, use for its benefit or the benefit of any Seller Party or disclose to any Person other than Buyer and its Affiliates (other than as required by law) any Confidential Information of Seller, unless (i) such information becomes generally known to the public through no fault of any Seller Party or an Affiliate thereof, (ii) a Seller Party is advised by counsel that disclosure is required by applicable law or the order of any Governmental Entity of competent jurisdiction, (iii) such information becomes available to Seller from a third party without a duty or obligation of confidentiality; provided, however, that prior to disclosing any information pursuant to clause (ii) above, such Seller Party or Affiliate thereof shall give prior written notice thereof, if permitted by law, to Buyer and provide Buyer with the opportunity to contest such disclosure and shall cooperate with efforts to prevent or otherwise limit such disclosure.

(b) Buyer shall be free to use for any purpose any information retained by any employees of Seller who become employees of Buyer subsequent to the Closing as a result of their service as employees of Seller, whether tangible or in the minds of such employees, including any ideas, concepts, know-how or techniques. Buyer shall have no obligation to pay any royalties for any work resulting from the use of such information.

(c) Any Party to this Agreement (and each employee, representative, or other agent of such party) may disclose to any and all Persons the tax treatment and tax structure of the transactions described in this Agreement and all materials of any kind (including opinions or other tax analysis) that are provided to it relating to such tax treatment and tax structure, provided, however, that no Party may disclose (i) any information that is not relevant to an understanding of the tax treatment or tax structure of the transactions described in this Agreement, or (ii) any information to the extent such disclosure could result in a violation of any federal or state securities laws.

8.2 Non-Competition. For a period of four (4) years after the Closing, the Seller Parties and/or successor companies (and in the case of Mr. Jigar Thakkar for the period specified in that certain Management Retention Agreement, dated as of the Closing Date between Buyer and Mr. Thakkar, if longer) shall not, directly or indirectly, in any capacity except in the capacity as employees of the Buyer or its Affiliates after the Closing:

(a) engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of; be employed by, associated with, or in any manner connected with; lend any of the Seller Party’s names or any similar name to; lend any Seller Party’s credit to; or render services or advice to, any business whose products or activities compete, in whole or in part, with the Business (including the Software) anywhere in the world; provided, however, that a Shareholder may purchase or otherwise acquire up to (but not more than) two percent (2%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or registered securities exchange; or

(b) whether for Seller’s own account or for the account of any other Person, solicit or accept business of the same or similar type being carried on by Buyer, from any Person known by Seller to be a customer or supplier of Seller or Buyer, whether or not Seller had personal contact with such Person during and by reason of employment or ownership of Seller and/or the Buyer;

(c) whether for Seller’s or any Seller Party’s own account or the account of any other Person (i) solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of Seller in the Business, or Buyer, or in any manner induce or attempt to induce any employee of Seller or Buyer to terminate his/her employment with Buyer; or (ii) interfere with Buyer’s relationship with any person, including any Person who at any time during their employment with Seller or Buyer was an employee, contractor, supplier, or customer of Seller or Buyer; provided that the foregoing Section 8.2(c)(i) and (ii) shall not prohibit a general solicitation to the public through general advertising or similar methods of solicitation by search firms not specifically directed at any employee of Buyer (or hiring as a result thereof); or

(d) disparage Buyer or any of its shareholders, members, directors, managers, officers, employees, or agents.

8.3 Acknowledgments. The Seller Parties acknowledge that the provisions of Section 8.1 and Section 8.2 are essential to protect the goodwill of the Business and the Purchased Assets. If at any time the provisions of this Article VIII shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Article VIII shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other governing body having jurisdiction over the matter; and the Seller Parties agree that this Article VIII as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. Further, the Seller Parties acknowledges that any remedy at law for any breach of Sections 8.1 or Section 8.2 would be inadequate and consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that a breach or threatened breach of Section 8.1 and Section 8.2 may be effectively enjoined.

8.4 Payments of Accounts Receivable. All payments of Accounts Receivable received by Seller on or after the Closing Date from any third party in the name of or to Seller in connection with or arising out of the Business shall be held by Seller in trust for the benefit of Buyer, and within three (3) business days after receipt by Seller of any such payment, Seller shall pay over to Buyer the aggregate amount of each such payment, endorsed where necessary, together with all corresponding notes, documentation and information received in connection therewith.

8.5 Notification of Certain Matters. In the event that during the term of the TSA, any Seller Party should become aware (without having a duty to update the representations in this Agreement or undertake independent investigations) of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of any Seller Party contained in this Agreement to be materially untrue or inaccurate if such representation or warranty was made after the Closing Date, such Seller Party shall give prompt notice to Buyer of such occurrence or non-occurrence; provided, however, that, in no event whatsoever does this Section 8.5 or any disclosure hereunder modify, change, amend, or extend any representation or warranty of any Seller Party in this Agreement or the survival thereof.

8.6 Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, the Parties shall each use commercially reasonable efforts to perform their respective obligations and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to satisfy all conditions to the obligations of the Parties and to cause the transactions contemplated herein to be effected in accordance with the terms hereof and shall cooperate fully with each other and their respective representatives in connection with any steps required to be taken as a part of their respective obligations under this Agreement.

8.7 Consents. To the extent that Consents to the transfer and assignment to Buyer of one or more of the Transferred Contracts have not been finalized effective as of the Closing Date, Seller, during the term of the TSA, at the request of and with the cooperation of Buyer, shall continue to use commercially reasonable efforts to obtain or cause to be obtained any required Consents and shall cooperate with Buyer in any arrangement designed to provide Buyer with the obligations and benefits of any remaining unassigned Transferred Contracts in a written document in form satisfactory to Buyer and Seller.

8.8 Purchase Price Allocation. The Purchase Price plus the value of the Assumed Liabilities and the Earn-Out Consideration shall be allocated among the Purchased Assets in accordance with Section 1060 of the Code and the regulations promulgated thereunder within 120 days after the Closing Date (the “Allocation Schedule”). The Allocation Schedule, if agreed to, shall be conclusive and binding upon Buyer and Seller for all purposes, and the parties agree that all returns and reports (including IRS Form 8594) shall be prepared in a manner consistent with (and the parties shall not otherwise file a Tax Return position inconsistent with) the Allocation Schedule unless required by the IRS or any other applicable taxing authority.

8.9 Restriction Regarding Shareholder Trusts. No Seller Party shall take any action or permit or suffer any action to be taken which would frustrate the purposes of Article IX below, including, without limitation, revoking or materially modifying the trusts that constitute Shareholders in a way that frustrates the purposes of Article IX.

8.10 Preservation of Books and Records. The parties hereto shall preserve and keep, or cause to be preserved and kept, all original Books and Records related to the Business and any copies thereof in their possession for the longer of (a) any applicable statute of limitations and (b) a period of five (5) years from the Closing Date. During such five-year or longer period, representatives of Seller, Buyer and their respective Affiliates shall, upon reasonable notice and for any reasonable business purpose, (including in connection with any action to which such other parties hereto or any of their respective Affiliates are parties or in connection with the requirements of any Law applicable to such other parties hereto or any of their respective Affiliates) have access during normal business hours to examine, inspect and copy such Books and Records retained by the other party, except as determined in good faith by the party from which information is sought to be necessary to (i) ensure compliance with any applicable Law, (ii) preserve any applicable privilege (including the attorney-client privilege), or (iii) comply with any contractual confidentiality obligations. After such five-year or longer period, before any party hereto shall dispose of any of Books and Records that remain in its possession, such party hereto shall give at least ninety (90) days’ prior written notice of such intention to dispose to the other parties hereto, and the other parties hereto or any of their Affiliates shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such Books and Records as it may elect, except as determined in good faith by the party from which information is sought to be necessary to (i) ensure compliance with any applicable Law, (ii) preserve any applicable privilege (including the attorney-client privilege), or (iii) comply with any contractual confidentiality obligations. If so requested by a party hereto permitting the removal or retention of any Books and Records, the party hereto or its Affiliate seeking to remove and retain any Books and Records shall enter into a customary and mutually acceptable joint defense agreement with respect to any information to be removed or retained pursuant to this Section.

8.11 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

8.12 Accrued Sick and Vacation Days. Seller will pay to each of its employee all amounts due and owing for accrued sick and vacation days as of the date of transfer of his/her employment to Buyer, except for five (5) days (or such lesser number of days each employee has accrued) in the aggregate which will be continued over to such employee’s employment with Buyer. Buyer will allot such carried over sick and vacation days from the first day of employment with Buyer in addition to any paid time off offered by Buyer to such employees. Any sick and vacation days accrued by employees of Seller who do not become employees of Buyer must be paid entirely by Seller.

8.13 Assignment of BCBS Plans. On the date post-Closing that Seller’s employees become Buyer’s employees in accordance with the TSA, Buyer shall enter into a Benefit Plan Application with Blue Cross Blue Shield of Illinois pursuant to which Seller’s BCBS Plans, and all rights and obligations thereunder from the after the date of transfer, are assigned to and assumed by Buyer. Seller shall provide any necessary consents thereto.

ARTICLE IX: SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION AND ESCROW

9.1 Survival of Representations and Warranties. All Seller representations, warranties, covenants and obligations in this Agreement, the Schedules, the supplements, if any, to the Schedules, the certificates delivered pursuant to Sections 7.1(d), 7.2(d) and any other Ancillary Agreement shall survive the Closing and the consummation of the transactions contemplated hereby, subject to Section 9.5.

9.2 Indemnification by Seller. Subject to the limitations set forth in this Article IX, the Seller Parties, jointly and severally, will indemnify, defend and hold harmless Buyer, its successors and permitted assigns, and its and their officers, directors, employees, agents, and other representatives, including legal and financial advisors (the “Buyer Indemnitees”), and will reimburse Buyer Indemnitees for all Damages sustained or incurred by any Buyer Indemnitee, as a result of or arising out of or by virtue of:

(a) any inaccuracy in or breach of any representation or warranty made by any Seller Party to Buyer in this Agreement or in any Ancillary Agreement delivered by Seller to Buyer in connection herewith;

(b) the breach by any Seller Party of, or failure of any Seller Party to comply with, any covenants or obligations under this Agreement to be performed by such Seller Party;

(c) the failure to discharge when due any Liability or obligation of Seller other than the Assumed Liabilities;

(d) any Taxes imposed upon one or more of the Seller Parties or the pre-closing operation of the Business, except to the extent such Taxes are included in the Net Working Capital; or

(e) without regard to the fact that any act or failure to act referred to in this subsection (e) may be disclosed in a Schedule or in any documents included or referred to therein, or may be otherwise known to the Buyer on the Closing Date, any action or failure to act, in whole or in part, on or prior to the Closing Date, with respect to any Benefit Plan maintained by the Seller that is a group health plan, to the extent the Buyer assumes the sponsorship of, and/or any insurance policies funding, such Employee Benefit Plan.

Further, Seller shall be liable for, and shall indemnify and hold the Buyer Indemnitees harmless, as the case may be, for any Damages incurred or sustained by such Buyer Indemnitees, directly or indirectly, as a result of intentional misrepresentation or fraud committed by Seller and/or any Seller Party, regardless of when such fraud was discovered.

The aggregate liability of Seller to the Buyer Indemnitees with respect to claims for indemnification for breaches of representations and warranties under Section 9.2(a) shall not exceed Five Million Five Hundred Thousand Dollars ($5,500,000) (the “Cap”); provided, however, that neither the Cap nor the Threshold shall apply to Damages arising from (i) any intentional misrepresentation or fraud, or (ii) any breach of the representations and warranties contained in Sections 5.1, 5.3, 5.8 and 5.15.

Except as otherwise provided herein, Seller shall have no liability with respect to claims for indemnification for breaches of representations and warranties under Section 9.2(a) or otherwise until the total of all Damages with respect to such matters exceeds $40,000 (the “Threshold”), but if the aggregate amount of such Damages exceeds the Threshold, then Seller shall be liable for the amount of such Damages beginning with the first dollar of Damages up to the Cap (or as otherwise contemplated in the preceding paragraph of this Section 9.2).

9.3 Indemnification by Buyer. Subject to the limitations set forth in this Article IX, Buyer will indemnify and hold harmless the Seller Parties, their successors and permitted assigns, and their officers, directors, employees, agents, and other representatives, including legal and financial advisors (the “Seller Indemnitees”), and will reimburse each of Seller Indemnitees for any Damages, arising from or in connection with: (a) any inaccuracy in or breach of any representation or warranty made by Buyer to Seller in this Agreement or in any closing document delivered to Seller in connection herewith; (b) the breach by Buyer of, or failure of Buyer to comply with, any of the covenants or obligations under this Agreement to be performed by Buyer; or (c) the failure to discharge when due any Assumed Liability.

9.4 Escrow Arrangements; Claims for Indemnification.

(a) Escrow Fund. By virtue of this Agreement and as security for the indemnity provided in this Article IX, concurrent with the Closing, Buyer shall deposit with the Escrow Agent Two Million Two Hundred Fifty Thousand U.S. Dollars ($2,250,000) from the Purchase Price to be held by Escrow Agent, together with any interest or income earned thereon, as an escrow fund (“Escrow Fund”), and governed by the terms set forth herein and the Escrow Agreement. The Escrow Fund shall be available to compensate Buyer and/or any Buyer Indemnitees for any claims of such parties for any Damages suffered or incurred by them and for which they are entitled to recovery as provided in this Article IX (subject to Buyer’s obligation to take all commercially reasonable good faith efforts to mitigate any such Damages), provided that Buyer shall not be required to take any action that Buyer determines in good faith is not in the best interests of the business of Buyer.

(b) Escrow Period; Distribution of Remaining Escrow Fund. Subject to the requirements set forth below, the Escrow Fund shall be in existence immediately following the Closing and shall terminate at 5:00 p.m. Central time on the nine (9) month anniversary of the Closing Date (the “Expiration Date”), provided, however, that the Escrow Fund shall not terminate with respect to any amount in respect of any unsatisfied claims that have been properly made prior to the Expiration Date in accordance with the terms of this Agreement and the Escrow Agreement. Assuming that there are no unsatisfied claims (as referenced in the preceding sentence), promptly following the Expiration Date (and in any event within five (5) Business Days following the Expiration Date), the remaining portion of the Escrow Fund shall be distributed to Seller. In the event that there is an unsatisfied claim, as soon as the Escrow Agent receives written notice that any such claim has been resolved in accordance with Section 9.4(e), the Escrow Agent shall deliver to Seller the remaining portion of the Escrow Fund not required to satisfy such claims. Unless Seller shall have delivered an Objection Notice pursuant to Section 9.4(d) hereof, the Escrow Agent shall, on the first Business Day after the 30th day following its receipt of the Claim Notice, deliver to the Indemnified Party from the Escrow Fund an amount equal to the Damages set forth in such Claim Notice. Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such Escrow Fund as a trust fund in accordance with the terms of this Agreement and the Escrow Agreement and not as the property of Seller, Buyer or any third party, Indemnified Party or any Indemnifying Party, and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article IX and the Escrow Agreement. Escrow Agent shall be entitled to rely on such written instructions and distribute funds from the Escrow Fund in accordance with the provisions of the written instructions issued pursuant to the Escrow Agreement, and this Agreement.

(c) Claims for Indemnification. In order to seek indemnification under Section 9.2 or Section 9.3, a Person making a claim for indemnification (each, an “Indemnified Party”) shall deliver a Claim Notice to the Party from whom indemnification is sought (an “Indemnifying Party”), and if such claim involves a claim against the Escrow Fund, to the Escrow Agent at any time on or before 5:00 p.m. Central time on the Expiration Date; provided, however, following the Expiration Date a Person making a claim for indemnification shall deliver a Claim Notice on or before the expiration of any applicable Survival Date. No amounts shall be payable with respect to any Damages until such Damages have been actually paid, sustained or incurred by the Indemnified Party, agreed to by the Indemnifying Party, or determined by a final, non-appealable order, judgment or decree of any court of competent jurisdiction.

(d) Objections to Claims for Indemnification. No payment shall be made from the Escrow Fund under Section 9.4(b) if Seller shall object to the claim made in the Claim Notice in a written statement labeled “Objection Notice” (an “Objection Notice”), and such Objection Notice shall have been received by Buyer and the Escrow Agent prior to 5:00 p.m. Central time on the thirtieth (30th) day after its receipt of the Claim Notice. If Seller does not object in writing within such 30-day period, payment in respect of such Damages shall thereafter be made from the Escrow Fund in accordance with Section 9.4(b).

(e) Resolution of Conflicts.

(i) If Seller delivers an Objection Notice in accordance with Section 9.4(d) or an Indemnifying Party disputes the claim for indemnification by delivery of an

Objection Notice on or before the thirtieth (30th) day after receipt of a Claim Notice, the Indemnified Party and the Indemnifying Party shall attempt in good faith, for a period of thirty (30) days, to agree upon the rights of the respective Parties with respect to each of such claims. If they should so agree, and such claim involves a claim against the Escrow Fund, written instructions setting forth such agreement shall be prepared and signed by each of Buyer and Seller and furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such written instructions and make distributions from the Escrow Fund in accordance with the terms thereof.

(ii) If such claim is not resolved within the 30-day period identified in Section 9.4(e)(i), either the Indemnifying Party or the Indemnified Party may submit the contested portion of the indemnification claim to binding arbitration in Chicago, Illinois in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect. Arbitration will be conducted by one (1) arbitrator, mutually selected by the Indemnifying Party and the Indemnified Party; provided, however, that if the Indemnifying Party and the Indemnified Party fail to mutually select an arbitrator within fifteen (15) business days after the contested portion of the indemnification claim is submitted to arbitration, then the arbitrator shall be selected by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures then in effect. The Indemnifying Party and the Indemnified Party agree to use commercially reasonable efforts to cause the arbitration hearing to be conducted within seventy-five (75) days after the appointment of the arbitrator, and to use commercially reasonable efforts to cause the decision of the arbitrator to be furnished within fifteen (15) days after the conclusion of the arbitration hearing. The arbitrator’s authority shall be confined to whether the Indemnified Party is entitled to recover on the indemnification claim (or a portion thereof), and the portion of such indemnification claim the Indemnified Party is entitled to recover. Each Party shall be required to bear and pay its respective attorneys’ fees and other expenses relating to the arbitration. The final decision of the arbitrator shall include the dollar amount of the award to the Indemnified Party, if any (the “Award Amount”), and shall be furnished, in writing, to the Buyer, Seller, the Indemnified Party and if such Claim involves a claim against the Escrow Fund, the Escrow Agent, and shall constitute a conclusive determination of the issues in question, binding upon Seller, Buyer, and the Indemnified Party. Upon receipt by the Escrow Agent of the final decision of the arbitrator as to the Award Amount, the Escrow Agent shall release to the Buyer Indemnitee from the Escrow Fund an amount equal to the Award Amount.

(f) Third Party Claims. In the event an Indemnified Party receives notice of a third party claim that Indemnified Party reasonably believes may result in a demand for indemnification pursuant to this Article IX (a “Third Party Claim”), Indemnified Party shall promptly, and in any event within 10 business days after receipt by the Indemnified Party of notice of the Third Party Claim, notify the Escrow Agent by delivering a copy of a Claim Notice (if the Third Party Claim is made by a Buyer Indemnitee prior to the release of the Escrow Fund and may result in a claim against the Escrow Fund) and the Indemnifying Party in writing of such claim by delivery of a Claim Notice; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article IX, except to the extent such delay actually prejudices the Indemnifying Party. Thereafter, Indemnified Party shall deliver to the Indemnifying Party promptly, and in any event within 5 business days, after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim; provided, however, that no delay on the part of Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article IX, except to the extent such delay actually prejudices the Indemnifying Party.

At any time after receipt of notice of the Third Party Claim, the Indemnifying Party may, upon written notice thereof to Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to Indemnified Party so long as (i) the Third Party Claim involves only money damages and the Third Party Claim does not seek an injunction or other equitable relief against the Indemnified Party, and (ii) the Third Party Claim does not relate to or otherwise arise in connection with any criminal action. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense may participate therein at its own expense; provided, that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third Party Claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement. In no event shall the Indemnifying Party be responsible for the fees and expenses of more than one (1) counsel for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such Third Party Claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnifying Party shall be entitled to enter into a settlement without the consent of the Indemnified Party provided that such settlement does not impose any obligation on the Indemnified Party other than the payment of monies that are readily measurable for purposes of determining the indemnification obligations of the Indemnifying Party.

The Indemnified Party shall not admit any liability with respect to or agree to any settlement of such Third Party Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume the defense of a Third Party Claim, the Indemnified Party may defend the Third Party Claim; provided, however, that in such event the Indemnified Party shall not admit any liability with respect to or agree to any settlement of such Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed). The Indemnified Party shall, at the Indemnifying Party’s request, reasonably cooperate in the defense of the matter, including making available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party, subject to such reasonable confidentiality requirements as the Indemnified Party may request and any applicable privilege protections.

9.5 Survival of Representations; Indemnity Periods. The representations and warranties in this Agreement made by Seller will survive the Closing Date for a period of eighteen (18) months, except that: (a) with respect to matters covered by Section 5.15, such representations and warranties shall survive for forty-five (45) days after the expiration of all applicable statutes of limitations; (b) the post-closing covenants of the Seller Parties contained in Article Viii shall survive for the period specified; (c) warranties, covenants and agreements that are the subject of intentional misrepresentation or fraud shall survive until forty-five (45) days after the expiration of all applicable statutes of limitations with respect to matters covered thereby; and (d) with respect to matters covered by Section 5.18 that are subject to Section 9.2(e), the representations and warranties made by Seller will survive the Closing Date for a period of the applicable statute of limitations (as applicable, the “Survival Date”). All covenants and agreements contained in this Agreement or in any Ancillary Agreement or in connection herewith or therewith shall survive the Closing and shall continue to remain in full force and effect in perpetuity after the Closing Date, unless they terminate earlier in accordance with their express terms.

9.6 Purchase Price Adjustments. Amounts paid to or on behalf of any person as indemnification under this Agreement shall be treated as adjustments to the Purchase Price.

9.7 Exclusive Remedies. Other than with respect to any equitable remedies contemplated by Section 8.3 or intentional misrepresentation or fraud, the Parties acknowledge and agree that the indemnification provisions of Section 9.2 and Section 9.3 shall be the sole and exclusive remedies of any Seller Indemnitee and any Buyer Indemnitee, respectively, for any Damages (including any Damages from claims for breach of contract, warranty, and whether predicated on common law, statute, strict liability, or otherwise) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, the Business, the Purchased Assets, any breach of any representation or warranty in this Agreement by any Party, or any failure by a Party to perform or comply with any covenant or agreement set forth herein. Without limiting the generality of the foregoing, each Party hereby irrevocably waives any right of rescission such Party may otherwise have or to which such Party may become entitled.

9.8 Mitigation of Damages. Each Indemnified Party shall take, and shall cause its Affiliates to take, steps to mitigate any Damages as is required by applicable law.

ARTICLE X: EARN-OUT ARRANGEMENTS

10.1 Earn-Out Payment. In addition to the Purchase Price, Seller shall be entitled to payment from Buyer subject to, and in the form and amount determined in accordance with, this Article X (the “Earn-Out Consideration”).

10.2 Earn-Out Period and Amount.

(a) There shall be one earn-out period commencing on March 1, 2015 and concluding on April 30, 2016 (the “Earn-Out Period”).

(b) The Earn-Out Consideration will be payable in the manner provided below based on the aggregate amount of revenue generated by the business operating as Buyer’s Network Analytics Group (the “Analytics Group”) during the Earn-Out Period. The Analytics Group will be a subgroup of the Buyer’s RF Solutions Group, which is a reporting segment of Buyer under GAAP. The Analytics Group will be comprised of Mr. John Thakkar, as Vice President and Chief Technology Officer-Network Analytics Group, and not less than eighteen (18) headcount engaged on a full-time basis throughout the Earn-Out Period exclusively in network analytics engineering, business development, product development or sales/marketing, all reporting directly or indirectly to Mr. Thakkar.

(c) The Earn-Out Consideration shall be $1.00 for each $1.00 of gross revenue generated by the Analytics Group as described in the following sentence for Buyer during the Earn-Out Period, determined in accordance with GAAP, up to a maximum of $2,000,000. The following is, or shall be deemed to be, revenue generated by the Analytics Group: (i) gross revenue from Meridian software licensing, (ii) gross revenue from subscriptions to a Meridian portal that has been populated with network data, (iii) gross revenue from specific customization of Meridian or other software related to network analytics, and (iv) up to $300,000 of gross revenue related to Meridian software-based engineering services. Revenue generated from drive testing services or staff augmentation or otherwise is not revenue attributable to the Analytics Group.

10.3 Delivery of Earn-Out Statement and Earn-Out Consideration. As soon as practicable but no later than thirty (30) days from and after the conclusion of the Earn-Out Period, Buyer shall prepare and deliver to Seller a statement (“Earn-Out Statement”) setting forth the computation of the gross revenue generated by the Analytics Group during the Earn-Out Period and the Earn-Out Consideration earned by the Seller. Within ten (10) days following the delivery of the Earn-Out Statement, Buyer shall deliver to Seller the Earn-Out Consideration indicated on the Earn-Out Statement. From and after delivery of the Earn-Out Statement through the payment of the Earn-Out Consideration, Buyer shall afford Seller and its legal and/or financial representatives reasonable access upon reasonable notice to the relevant books, records, work papers and personnel of Buyer during business hours for the purpose of verifying the calculations in the Earn-Out Statement.

10.4 Notice of Earn-Out Dispute. Within fifteen (15) days of Buyer’s delivery of an Earn-Out Statement, Seller may deliver a written notice (“Earn-Out Dispute Notice”) to Buyer of any good faith dispute or objection, specifying in reasonable detail any contested amount and the basis therefor, which Seller may have to the Earn-Out Statement and the calculations contained therein. The failure of Seller to deliver an Earn-Out Dispute Notice within the prescribed time period shall constitute the Seller’s acceptance of the Earn-Out Statement as final. Any amounts not disputed in the Earn-Out Dispute Notice (if one is delivered) shall be deemed to be accepted by the Seller as final.

10.5 Earn-Out Dispute Resolution. If Seller delivers a timely Earn-Out Dispute Notice, then the Seller and Buyer shall resolve the dispute in accordance with the dispute resolution provisions set forth in Section 4.4(c) of this Agreement as if references therein to “Notice of Disagreement” were to reference “Earn-Out Dispute Notice”, references to “Closing Statement” were to “Earn-Out Statement” and references to “Post-Closing Adjustment” were to reference the adjustment to the Earn-Out Consideration. If, as a result of the decision of the Accountant, the Earn-Out Consideration is greater than the amount indicated by the Buyer on the Earn-Out Statement, Buyer shall pay the difference between the Earn-Out Consideration previously paid and the amount determined by the Accountant within ten (10) days of the Accountant’s determination.

10.6 Operation of the Business. Seller acknowledges and agrees that except as specifically set forth in Section 10.2(b), Buyer shall have sole and absolute discretion regarding the operation of the Business and shall not be required to operate the Business or the RF Solutions Group so as to maximize any Earn-Out Consideration; provided, however, that, Buyer shall maintain RF Solutions Group and the Analytics Group and (a) shall not transfer the operations of the RF Solutions Group and the Analytics Group to any other Person or Affiliate unless such transfer is a Change of Control and (b) shall not authorize, cause or permit to be taken, any action with the purpose and intent of reducing the amount of, or avoiding or delaying the making of, any Earn-Out Consideration.

10.7 Acceleration. Upon the occurrence during the Earn-Out Period of (i) a termination by Buyer of Mr. John Thakkar without Cause apart from a Change of Control, (ii) a Voluntary Termination for Good Reason, (iii) Change of Control, or (iv) death or Disability of Mr. Thakkar, the entire amount of the Earn-Out Consideration ($2,000,000) shall become immediately due and payable to the Seller, whether or not such Earn-Out Consideration has been fully earned in accordance with the provisions of this Article X.

10.8 No Reallocation. From the Closing Date until the final payment of the Earn-Out Consideration, the Seller Parties agree that they will not reallocate or redistribute the Purchase Price or the Earn-Out Consideration, other than (a) in accordance with the ownership interests of the Seller, (b) pay all obligations incurred in the ordinary course of business, and (c) in connection with Seller’s Phantom Stock Plan.

ARTICLE XI: GENERAL PROVISIONS

11.1 Expenses. Except as otherwise provided in this Agreement, each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of their respective professional advisors. At the Closing, Seller will pay all expenses, including, without limitation, any legal fees, incurred by Seller prior to the Closing relating to this Agreement and the transactions contemplated hereby and all amounts payable to its broker and advisors in connection with this Agreement and the transactions contemplated hereby. Further, Seller shall pay when due from assets other than the Purchased Assets, all Taxes and recording fees, personal property title application fees, and all other Taxes and fees on transfer of the Purchased Assets arising by virtue of the sale of the Purchased Assets to Buyer, regardless of whether the liability for said Taxes or fees is imposed by law upon Seller or upon the Buyer.

11.2 Notices. All notices, consents, waivers and other communications required or permitted pursuant to this Agreement shall be in writing and shall be hand delivered, sent by facsimile transmission, or sent by nationally recognized overnight courier service (costs prepaid), in each case to the following addresses or facsimile numbers and marked to the attention of the person designated below (or to such other address or facsimile numbers or person as a Party may designate by notice to the other Party). Documents delivered by hand shall be deemed to have been received upon delivery; documents sent by overnight courier shall be deemed to have been received upon their receipt or at such time as delivery is refused by the addressee upon presentation; and documents sent by facsimile shall be deemed to have been received upon receipt of a confirmed answerback.

If to Seller	with a copy to:

NexgenWireless, Inc.	Masuda, Funai, Eifert & Mitchell, Ltd.
1701 E. Woodfield Road	203 N. LaSalle
Suite 600	Suite 2500
Schaumburg, Illinois 60173	Chicago, Illinois 60601
Attention: President and CEO	Attention: Jennifer R. Watson
Facsimile: 847-737-3035	Facsimile: 312-245-7467

If to Buyer:	with a copy to:

PCTEL, Inc.	PCTEL, Inc.
Attention: CEO	Attention: General Counsel
471 Brighton Drive	471 Brighton Drive
Bloomingdale, IL 60108	Bloomingdale, IL 60108
Facsimile: 630 233 8076	Facsimile: 630 233 8076

11.3 Further Assurances. The Parties agree to (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in, or related to, this Agreement.

11.4 Waiver; Remedies Cumulative. The rights and remedies of the Parties are cumulative and not alternative. Except as otherwise provided herein, neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in, or related to this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

11.5 Relationship. The relationship of the Parties is determined solely by the provisions of this Agreement. This Agreement does not create any agency, partnership, joint venture or trust.

11.6 Assignment, Successors and No Third-Party Rights. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. This Agreement is not intended to confer upon any Person, other than the Parties, any rights or remedies hereunder, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 11.6.

11.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect, and the Parties shall negotiate in good faith to replace the unenforceable provision by a provision that has the effect nearest to that of the provision being replaced. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.8 Construction; Legal Representation of the Parties. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

11.9 Governing Law; Forum. This Agreement will be governed by and construed under the laws of the State of Illinois without regard to conflict-of-laws principles that would require the application of any other law. Each Party agrees that any suit, action or proceeding brought by such Party against any other Party in connection with or arising from this Agreement shall be brought solely in a court located in Chicago, Illinois, and each Party consents to the jurisdiction and venue of each such court.

11.10 Dispute Resolution. Seller and Buyer will attempt to resolve any claim, controversy or dispute arising under this Agreement other than disputes involving intellectual property) through consultation and negotiation in good faith and in a spirit of mutual cooperation. Each Party agrees that any dispute will first be submitted in writing to a panel of one senior executive of each of Seller and Buyer who will promptly confer in an effort to resolve such dispute. Each Party’s executive will be identified by written notice to the other Party. Any decision of the two executives will be final and binding on the Parties. In the event the Parties are unable to resolve such dispute within thirty (30) days after the date of initial demand by either Party for resolution, or within such extended period of time as may be agreed to in writing by the Parties, either Seller or Buyer may avail itself of any remedies available to it, whether at law or in equity, subject to the terms and conditions set forth in this Agreement. Except as set forth in Section 9.5(e), each of Seller and Buyer shall have the right to apply to the United States District Court in Chicago, Illinois for a temporary restraining order, preliminary injunction or other interim relief, as necessary, notwithstanding the informal dispute resolution procedure hereinabove.

11.11 Execution of Agreement. This Agreement may be executed in one or more counterparts (including by means of electronically transmitted signature pages), each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.

11.12 Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter

(including the Summary of Principal Business Terms dated November 24, 2014 executed by Buyer and Seller) and constitutes (along with the Schedules, Exhibits and other documents delivered pursuant to this Agreement), a complete and exclusive statement of the terms of the agreement between the Parties with respect to the subject matters contained herein. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by both Parties.

11.13 Preservation of Electronic Materials. The Parties acknowledge that neither has any obligation to suspend any regularly conducted document or email destruction policies in anticipation of mediation, arbitration or litigation absent a written notice to suspend such policies from the other Party. Any such written notice must include a reasonable description of the nature of the prospective mediation, arbitration or litigation.

11.14 Public Announcements. Except in respect of any announcement required by applicable Law or by obligations pursuant to any listing agreement with or rules of Nasdaq, no Party shall issue any public announcement regarding the transactions contemplated hereby, or any Party hereto, without the consent of such Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing prohibition, Buyer shall issue a press release (substantially in the form as set forth in Exhibit D attached hereto) following the Closing and discuss the transaction contemplated hereunder with Buyer’s shareholders as part of a publicly-scheduled conference call.

11.15 Incorporation of Exhibits and Schedules. The exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first above written.

BUYER:

PCTEL, Inc.

By:	/s/ Martin H. Singer
Name:	Martin H. Singer
Title:	Chairman and CEO

SELLER PARTIES:

Nexgen Wireless, Inc.

By:	/s/ Jigar Thakkar
Name:	Jigar Thakkar
Title:	President and CEO

Bhumika Thakkar 2012 Irrevocable Trust Number One

By:	/s/ Bhumika Thakkar
Name:	Jigar Thakkar
Title:	Trustee

Bhumika Thakkar 2012 Irrevocable Trust Number Two

By:	/s/ Jigar Thakkar
Name:	Jigar Thakkar
Title:	Trustee

Jigar Thakkar

Signature:	/s/ Jigar Thakkar

Bhumika Thakkar

Signature:	/s/ Bhumika Thakkar